PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED OCTOBER 4, 1996 AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED AS OF
APRIL 11, 1997 AND PROSPECTUS SUPPLEMENT NO. 2 DATED AS OF JUNE 10, 1997)

                             WILLIAMS-SONOMA, INC.

                                U.S. $40,000,000
                     5 1/4% CONVERTIBLE SUBORDINATED NOTES
                               DUE APRIL 15, 2003

     This Prospectus Supplement supplements information contained in that certain Prospectus dated October 4, 1996 as supplemented by Prospectus Supplement No. 1 dated as of April 11, 1997 and Prospectus Supplement No. 2 dated as of June 10, 1997 (collectively, the "Prospectus") relating to the potential sale from time to time of the Shares issued upon conversion of the Notes by the Selling Securityholders. The Company notified the holders of the Notes of the Company's intention to redeem the Notes on April 21, 1998, and, prior to such redemption, substantially all of the Notes were converted into Shares. THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE WITHOUT, AND MAY NOT BE DELIVERED OR UTILIZED EXCEPT IN CONNECTION WITH, THE PROSPECTUS. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the shares of Common Stock beneficially owned by such Selling Securityholders that may be offered pursuant to the Prospectus:

                                                   Number of Shares
    Name of Selling Securityholder                  Offered Hereby
--------------------------------------      -------------------------------
        Goldman, Sachs & Co.*                           13,408

     Because the Selling Securityholders listed above and in the Prospectus under the caption "Selling Securityholders" may, pursuant to the Prospectus, as supplemented, offer all or some portion of the Shares, no estimate can be given as to the amount of Shares held by the Selling Securityholders upon termination of any such sales.

     Furthermore, the Selling Securityholders identified in the table set forth in the Prospectus under the caption "Selling Securityholders" may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the Company with information regarding their Shares, and the Company has not made any independent inquiries as to the foregoing.

---------------

* The Selling Securityholder listed herein holds less than 1% of the Common Stock outstanding.

 UNLESS OTHERWISE NOTED, ALL INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT
                             IS AS OF JULY 8, 1998.